EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Annual Report on Form 10-K of MIV Therapeutics, Inc. for the year ended May 31, 2008 of our report, dated September 23, 2005, relating to the consolidated statements of operations, cash flows and stockholders’ deficiency for the period from January 20, 1999 (date of inception) to May 31, 2008.

Vancouver, Canada August 29, 2008	“Morgan & Company” Chartered Accountants

[Missing Graphic Reference]